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                                                                    EXHIBIT 12.1

                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

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
                                                                                                                       SIX MONTHS
                                                                          YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                        ----------------------------------------------------------    --------------
                                                         1994         1995        1996          1997          1998         1999
                                                       --------     -------     ---------     --------      -------      --------
Earnings:
Income (loss) before income taxes                      $  1,501     $ 3,670      $  1,541     $ (3,433)     $ 6,306       $ 2,880
Fixed Charges per below                                     719         506           803        2,494        5,261         3,309
Less: Capitalized interest per below                          -           -             -            -            -             -
Current period amortization of interest capitalized
  in prior periods                                            -           -             -            -            -            25
                                                       --------     -------      --------     --------      -------       -------
Total Earnings                                         $  2,220     $ 4,176      $  2,344     $   (939)     $11,567       $ 6,214
                                                       ========     =======      ========     ========      =======       =======
Fixed Charges and Preferred Stock Dividends:
Interest expense                                       $    552     $   420      $    757     $  1,842      $ 3,299       $ 3,187
Capitalized interest                                          -           -             -            -            -             -
Interest portion of rent expense                            167          86            46           63          197           122
Preferred dividend requirements                               -           -             -          589        1,765             -
                                                       --------     -------      --------     --------      -------       -------
Total Fixed Charges and Preferred Stock Dividends      $    719     $   506      $    803     $  2,494      $ 5,261       $ 3,309
                                                       ========     =======      ========     ========      =======       =======
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends:                                3.1         8.3           2.9            -          2.2           1.9
                                                       ========     =======      ========     ========      =======       =======
Dollar Amount of Deficiency Below 1.0                       N/A         N/A           N/A     $  3,433          N/A           N/A
                                                       ========     =======      ========     ========      =======       =======
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